Exhibit 10.3

                              EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between BNP Residential Properties, Inc. (the "Company"), and Pamela B. Bruno (the "Executive"), dated as of August 31, 2006.


                  WHEREAS, the Company and the Executive are parties to an employment agreement entered into on August 1, 2005 (the "Prior Agreement");


                  WHEREAS, the Company has entered into an Agreement and Plan of Merger by and among Babcock & Brown Bravo Holdings, LLC, Babcock & Brown Bravo Acquisition Corp., Babcock & Brown Bravo Operating Partnership LP, the Company, and BNP Residential Properties Limited Partnership, dated August 31, 2006 (the "Merger Agreement").


                  WHEREAS, the Company desires to insure the continued availability of the Executive's services, and the Executive is willing to continue to render his services, following the consummation of the transactions contemplated by the Merger Agreement (the "Merger");


                  WHEREAS, the Company and the Executive desire that the Executive's continued employment be on the terms and conditions of this Agreement;


                  NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Executive agree as follows:

1. Employment. On the terms and conditions set forth in this Agreement, the Company hereby employs the Executive during the Employment Term (as defined in Section 2) as the Vice President and Chief Financial Officer of the Company, and the Executive hereby accepts such employment.

2. Term. This Agreement shall be effective for a term which shall commence on the consummation of the Merger (the "Effective Date") and shall continue until the second anniversary of the Effective Date, unless earlier terminated as provided herein. The term of this Agreement shall be extended, without further action by the Company or the Executive, on the second anniversary of the Effective Date and on each subsequent anniversary of the Effective Date for successive periods of twelve months each, unless either party shall have given 30 days advance written notice to the other party, in the manner set forth in Section 8 below, prior to the applicable extension date that the term of this Agreement is not to be extended or further extended (the period during which this Agreement is effective, as extended, being referred to as the "Employment Term").

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3.       Duties of Executive. The Executive agrees to undertake the duties and responsibilities inherent in the position of Vice President and Chief Financial Officer, which may encompass different or additional duties as may, from time to time, be reasonably assigned by the Company's Board of Directors (the "Board of Directors"), and the duties and responsibilities undertaken by the Executive may be reasonably altered or modified from time to time by the Board of Directors, provided, however, that the Executive's duties and responsibilities shall be no less than those traditionally inherent in the position of Vice President and Chief Financial Officer. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes thereof that are applicable to the employees of the Company in general. During the Employment Term, except as approved by the Company's Board of Directors, the Executive will devote his full business time and efforts to the business of the Company and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or materially interferes with the performance of his duties hereunder in any way. The Executive may engage in non-competitive personal or charitable activities for reasonable periods of time each month so long as such activities do not interfere with the Executive's responsibilities under this Agreement.

4.       Compensation and Benefits.

         4.1 Base Salary. During the Executive's employment under this Agreement, the Executive shall receive a base salary at an annual rate of $250,000, payable in cash in accordance with the Company's payroll practices generally applicable to the Company's senior executives (the "Base Salary"). The Base Salary shall be subject to increases, in the sole discretion of the Board of Directors or a committee appointed by the Board of Directors, at such times as salary reviews are conducted generally for the Company's senior executives.

         4.2 Annual Bonus. During the Executive's employment under this Agreement, in the sole discretion of the Board of Directors, the Company may pay to the Executive an annual bonus (an "Annual Bonus"). The terms, conditions and amount of an Annual Bonus, if any, shall be determined by the Board of Directors or a committee appointed by the Board of Directors in its sole and absolute discretion.

         4.3 Benefit Plans. During the Employment Term, the Executive shall be entitled to (i) participation in such employee retirement and welfare benefit plans, programs, policies and arrangements as maintained by the Company from time to time, provided, however, the Company shall pay 100% of the cost of coverage under the Company's health insurance plan for the Executive and the eligible family members of the Executive under the health insurance plan; (ii) reasonable vacation allowed on an annual basis consistent with the Executive's duties and responsibilities, provided, however, that any vacation time accrued but not used during a calendar year shall not carry forward from year to year; (iii) paid holidays, leave of absence, leave for illness, funeral leave and temporary disability leave in accordance with the policies of the Company; and (iv) perquisites as from time to time provided by the Company to its senior executives.

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         4.4      Life Insurance. The Company will pay for an annually renewable term life insurance policy, based on standard rates, on behalf of the Executive in the amount of $400,000, and the Company will pay any Federal, state or local income and employment taxes incurred by the Executive as a result of such payment by the Company. In the event the Executive does not qualify for a standard rate life insurance policy, at the Executive's election either (i) the Company shall reduce the amount of the benefit provided to the Executive to the extent necessary for the cost of the life insurance policy to the Company to equal the cost of a standard rate policy, or (ii) the Executive may pay the difference between the actual cost of the policy to the Company and the cost of a standard rate policy. The Company, in its sole discretion, may review and increase the amount of such insurance policy upon each anniversary of the Effective Date.

         4.5 Expenses. During the Executive's employment under this Agreement, the Company shall reimburse the Executive for ordinary and reasonable out-of-pocket expenses incurred by the Executive in the performance of the employment duties under this Agreement, provided that the Executive shall account to the Company for such expenses in accordance with the employee business expense policies and practices of the Company.

         4.6 Additional Payment.A. Immediately prior to the consummation of the Merger, provided that (i) the Executive is employed by the Company on such date or (ii) the Executive's employment with the Company was terminated by the Company without Cause within 90 days prior to such date, the Company shall pay the Executive a lump-sum cash payment equal to $600,000. Such payment shall be in full satisfaction of the Company's obligations under the Prior Agreement and, upon receipt of such payment, the Executive shall have no further rights to any payments or benefits under the Prior Agreement.


         4.7 Accelerated Vesting and Lapse of Forfeiture Restrictions. As set forth in the Merger Agreement, each stock option, stock purchase right, any other similar right to acquire shares of Company common stock, issued to the Executive under the BNP Residential Properties, Inc. Amended and Restated 1994 Stock Option and Incentive Plan (the "Stock Option Plan") shall be fully vested at the Effective Date, and any restrictions with respect to outstanding restricted shares awarded to the Executive under the Stock Option Plan shall terminate or lapse at the Effective Date.

5.       Termination of Employment.

         5.1 Dismissal without Cause and Resignation for Good Reason, During the Employment Term.

                  5.1.1 Dismissal without Cause. The Company may terminate the Executive's employment under this Agreement at any time during the Employment Term without Cause (as defined in Section 5.1.4) by giving written notice thereof to the Executive at least 30 days before the effective date of such

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                           termination. Upon such termination, the Executive
                           shall be entitled to the compensation as provided in Sections 5.1.3 and 5.3 of this Agreement.

                  5.1.2 Resignation for Good Reason. The Executive may terminate his employment under this Agreement at any time during the Employment Term for Good Reason (as defined in Section 5.1.5) by giving written notice thereof to the Company at least 30 days before the effective date of such termination. Such notice shall specify in reasonable detail the Good Reason based upon which the Executive intends to terminate his employment. Upon such termination, the Executive shall be entitled to such compensation as provided in Sections 5.1.3 and 5.3 of this Agreement.

                  5.1.3 Payment upon Termination without Cause or for Good Reason. If the Executive's employment under this Agreement is terminated during the Employment Term either by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following:

                           A. As consideration for the Executive's obligations under the restrictive covenants set forth in Section 6, a cash lump sum payment, paid within 30 days after the effective date of termination, equal to (1) $200,000 minus (2) the amount of any cash or equity-based compensation in excess of $200,000 per annum (whether paid under this Agreement or otherwise) determined and paid to the Executive following the consummation of the Merger (the "Severance Payment").

                           B. For a period of two years following the Executive's termination of employment, or, if earlier, until the Executive becomes re-employed with another employer, the Company shall continue to provide health, dental, life and disability insurance benefits to the Executive on terms and conditions at least equal to those which would have been provided to the Executive in accordance with the plans and programs described in Sections 4.3(i) and 4.4 of this Agreement if the Executive's employment had not been terminated. In the event that the Executive's participation in any such plan or program is barred by applicable law, or in the Company's discretion such benefits cannot be provided without adverse income tax consequences to the Company or the Executive, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which continued participation is barred.

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                  5.1.4    Definition of Cause. "Cause" means:

                           A. a deliberate or intentional material misrepresentation by the Executive in the Executive's relations with the Company;

                           B. the commission of a crime by the Executive which constitutes a felony or a misdemeanor which involves moral turpitude or which has a material adverse effect on the Company, its business, reputation or interests;

                           C. a material breach of any contract or agreement between the Executive and the Company (including this Agreement) or a material breach by the Executive of a fiduciary duty or responsibility to the Company, which has not been cured within the time periods if any) specified by the Board of Directors;

                           D. the Executive's abuse of drugs or alcohol which affects the Executive's ability to perform the Executive's duties under this Agreement or otherwise; or

                           E. the willful, negligent or wanton misconduct of the Executive which results in material damage to the Company, its business, reputation or interests.

                  5.1.5 Definition of Good Reason. "Good Reason" means any of the following if implemented by the Company without the Executive's written consent and not cured or corrected by the Company within 30 days after notice thereof by the Executive to the Company under Section 5.1.2:

                           A. an assignment to the Executive of any duties, responsibilities or status materially and adversely inconsistent with, or which constitute a material adverse change in, the Executive's current position, duties, responsibilities or status with the Company; other than an assignment of or a change in duties or responsibilities resulting solely by virtue of the Merger and the related adjustment of duties and responsibilities in connection therewith;

                           B. a material adverse change in the Executive's current reporting responsibilities, title or office; other than a change in reporting responsibilities resulting solely by virtue of the Merger and the related adjustment of duties and responsibilities in connection therewith;

                           C.       a reduction by the Company of the
                                    Executive's Base Salary;

                           D. a material violation of the provisions of Sections 4.3 or 4.4 of this Agreement; or


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                           E.       a change in the Executive's principal work
                                    location by more than 50 miles.

                           The determination of the amount of any compensation and benefits or other payments to be paid or provided to or in respect of the Executive under this Agreement shall be made without regard to any reduction therein constituting Good Reason.

         5.2 Death, Disability, Termination for Cause or without Good Reason or Termination at the End of the Employment Term.

                  5.2.1 Dismissal for Cause. The Company may terminate the Executive's employment under this Agreement for Cause at any time during the Employment Term by giving written notice thereof to the Executive specifying in reasonable detail the basis for the Cause upon which the Company intends to terminate the Executive's employment. The effect of such termination is provided in Section 5.2.4.

                  5.2.2 Resignation without Good Reason. The Executive may terminate the Executive's employment under this Agreement without Good Reason at any time during the Employment Term by giving written notice thereof to the Company at least 30 days before the effective date of such termination, which notice may be waived in whole or in part by the Company in its sole discretion. The effect of such termination is provided in Section 5.2.4.

                  5.2.3 Termination upon Death or Disability. This Agreement shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Executive has a Disability as defined in this Section, the Company may terminate his employment under this Agreement by notifying the Executive thereof at least 30 days before the effective date of termination. For purposes of this Agreement, "Disability" shall mean any medically determinable physical or mental impairment which has lasted for a continuous period of not less than 180 days and which renders the Executive unable to perform the Executive's material duties under this Agreement. If there is any dispute between the parties as to the Executive's Disability, the Company shall select or approve a physician whose determination as to the Executive's Disability shall bind the parties hereto. The effect of a termination due to the Executive's death or Disability is provided in Section 5.2.4.

                  5.2.4 Effect of Dismissal for Cause, Resignation without Good Reason, Termination upon Death or Disability or Termination at the End of the Employment Term. If the Executive's employment under this Agreement is terminated at any time during the Employment Term by the Company for Cause, by the Executive without Good Reason, or due to the Executive's death or Disability as provided in this Agreement, or if the Executive's employment terminates at the end of the Employment Term,


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                           the Executive shall be entitled to receive
                           compensation only as provided in Section 5.3 of this Agreement; provided, however, if the Executive's employment under this Agreement is terminated at any time during the Employment Term due to the Executive's death or Disability as provided in this Agreement, the Company shall pay the Executive, or the Executive's estate as applicable, within 30 days after the effective date of termination, an amount equal to the Severance Payment..

         5.3 Payment of Base Salary upon Termination. Upon a termination of the Executive's employment under this Agreement for any reason, the Company shall pay or cause to be paid to the Executive his Base Salary earned but unpaid as of the effective date of termination, payable in cash on or before the day on which the Executive would have been paid such amount if his employment hereunder had not been terminated, but in no event later than the date as required by law.

         5.4 No Duty to Mitigate. The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and except as provided in
                  Section 5.1.3.B, such amounts shall not be reduced whether or not the Executive obtains other employment.

         5.5 Tax on Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, the Executive shall be responsible for payment of any and all taxes imposed with respect to any and all payments and other benefits the Executive receives under this Agreement, including but not limited to any excise tax imposed by Section 4999 of the Code.

6.       Restrictive Covenants.

         6.1      [Intentionally deleted].

         6.2 Confidential Information. The Executive shall at all times hold in a fiduciary capacity for the benefit of the Company all secret, confidential or proprietary information, knowledge or data relating to the Company, and all of its businesses, which shall have been obtained by the Executive during his employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or his representatives in violation of this Agreement) including, but not limited to, information regarding clients and agents of the Company ("Confidential Information"). During the Executive's employment with the Company and after the termination of such employment, the Executive shall not, without the prior written consent of the Company, communicate or divulge any Confidential Information to any Person other than the Company and those designated by it or use any Confidential Information except for the benefit of the Company, provided that the Executive may make disclosures to comply with the law or legal process. Immediately upon termination of the Executive's employment with the Company at any time and for any reason, the Executive shall return to the Company all Confidential Information, including, but not

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                  limited to, any and all copies, reproductions, notes or
                  extracts of Confidential Information.

         6.3 Solicitation of Employees. During the Employment Term and, if the Executive's employment under this Agreement is terminated for any reason other than the expiration of the Employment Term or death, for one year after the effective date of such termination, the Executive shall not: (i) solicit, participate in or promote the solicitation of any person who was employed by the Company or Babcock & Brown Limited (together with its affiliates, the "Group") at any time during the one-year period prior to the Executive's termination of employment under this Agreement to leave the employ of the Company or the Group; or (ii) on behalf of himself or any other Person, hire, employ or engage any such person. The Executive further agrees that, during such time, if an employee of the Company or the Group contacts the Executive about prospective employment, the Executive will inform such employee that he cannot discuss the matter further without informing the Company and the Group.

         6.4 Remedies for Breach. The Executive agrees that damages in the event of any breach of Sections 6.1. through 6.3. by the Executive would be difficult to ascertain. The Executive therefore agrees that, notwithstanding anything in this Agreement to the contrary, including but not limited to the provisions of Section 14, the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

         6.5      Definitions.

                  6.5.1    [Intentionally deleted].

                  6.5.2 Company. For purposes of Section 6, "Company" means BNP Residential Properties, Inc., its subsidiaries and affiliates and the successors thereof.

                  6.5.3 Person. For purposes of Section 6, "Person" means any individual or entity, including but not limited to any corporation, trust, sole proprietorship, joint venture or partnership.

         6.6 Survival of Section 6. The Executive agrees that the non-competition agreements, non-disclosure agreements and non-employment agreements in this Section 6 each constitute separate agreements independently supported by good and adequate consideration and, notwithstanding anything in this Agreement to the contrary, shall be severable from the other provisions of, and shall survive, this Agreement.


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7.       Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to commence payment or distribution to the Executive of any amount that constitutes nonqualified deferred compensation within the meaning of section 409A of the Code earlier than the earliest permissible date under section 409A of the Code that such amount could be paid without additional taxes or interest being imposed under section 409A of the Code. The Company and the Executive agree that they will execute any and all amendments to this Agreement as may be necessary to ensure compliance with the distribution provisions of section 409A of the Code.

8. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if hand-delivered or sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of notice to the Company, if sent by registered or certified mail to the following address:

         Babcock & Brown
         c/o Thomas Maira
         1 Dag Hammarskjold Plaza
         885 Second Avenue
         49th Floor
         New York, NY 10017

         with a copy to:

         Babcock & Brown
         c/o Tom Quinn
         1 Dag Hammarskjold Plaza
         885 Second Avenue
         49th Floor
         New York, NY 10017

9. Withholding Taxes. The Company shall have the right, to the extent permitted by law, to withhold from any payment of any kind due to the Executive under this Agreement to satisfy the tax withholding obligations of the Company under applicable law.

10. Successors and Assigns. The rights, duties and obligations of a party hereunder may not be assigned, delegated or assumed without the prior written consent of the other party, provided that the Company may assign this Agreement to any parent or subsidiary thereof, without the Executive's consent, and such assignment shall not constitute, a termination of the Executive's employment hereunder. Nothing herein shall cause a termination of this Agreement upon the acquisition, reorganization, or merger of the Company. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors or permitted assigns. Nothing herein shall be construed to confer upon any person not a party hereto any right, remedy or claim under or by reason of this Agreement.

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11.      Entire Agreement. This Agreement constitutes the entire understanding of the Executive and the Company with respect to the subject matter hereof and, as of the Effective Date, supersedes and voids any and all prior agreements or understandings, written or oral, regarding the subject matter hereof, including but not limited to the Prior Agreement; provided however, in the event that the Merger Agreement is terminated, this Agreement shall be null and void and the Prior Agreement shall continue in full force and effect.

12. Amendment and Waiver. This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the parties. No waiver of any term or condition of this Agreement shall be effective unless agreed to in writing between the parties.

13. Governing Law and Severability. This Agreement shall be governed by the laws of the State of North Carolina (without giving effect to choice of law principles or rules thereof that would cause the application of the laws of any jurisdiction other than the State of North Carolina) and the invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. Arbitration. Disputes regarding the Executive's employment with the Company, including, without limitation, any dispute under this Agreement which cannot be resolved by negotiations between the Company and the Executive, but excluding any disputes regarding the Executive's compliance with Section 6, shall be submitted to, and solely determined by, final and binding arbitration conducted by Jams/Endispute, Inc.'s arbitration rules applicable to employment disputes, and the parties agree to be bound by the final award of the arbitrator in any such proceeding. The arbitrator shall apply the laws of the State of North Carolina with respect to the interpretation or enforcement of any matter relating to this Agreement; in all other cases the arbitrator shall apply the laws of the state specified in the Company's alternative dispute resolution policy as in effect from time to time (if any). Arbitration may be held in North Carolina, or such other place as the parties may mutually agree, and shall be conducted only by a former judge. Judgment upon the award by the arbitrator may be entered in any court having jurisdiction thereof.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.


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                  IN WITNESS WHEREOF, the Company and the Executive have
executed and delivered this Agreement.

ATTEST/WITNESS                           BNP RESIDENTIAL PROPERTIES, INC.


/s/ Eric S. Rohm                         By       /s/ D. Scott Wilkerson
---------------------------                -----------------------------------
                                                  Title:   President
                                                        ----------------------
                                                  Date:    8/31/2006


                                         EXECUTIVE


/s/ Eric S. Rohm                                  /s/ Pamela B. Bruno
---------------------------              -------------------------------------
                                         Pamela B. Bruno
                                          Date: 8/31/06


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